Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 22, 2021

Board of Directors

GATC Health Corp

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated May 25, 2021, with respect to the balance sheet of GATC Health Corp and Subsidiary as of December 31, 2020 and the related statements of operations, shareholders’ equity/deficit and cash flows for the inception period of May 16, 2020 through December 31, 2020 and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 22, 2021